EXHIBIT 21

                     SUBSIDIARIES OF THE NETPLEX GROUP, INC.



The PSS Group, Inc., a Virginia corporation


Technology Development Systems, Inc. an Illinois corporation


ABS Acquisition, Inc., a Delaware corporation


Onion Peel Solutions, LLC, a Delaware limited liability company